INDEPENDENCE CONTRACT DRILLING, INC.

PERFORMANCE UNIT AWARD AGREEMENT

FREE CASH FLOW / TOTAL SHAREHOLDER RETURN

100% CASH SETTLEMENT

Grantee: ____

1.Grant of Performance Unit Award.
(a)As of ______, 202__ (the “Effective Date”), the date of this agreement (this “Agreement”), Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), hereby grants to the Grantee (identified above) ____ restricted stock units (the “RSUs”) pursuant to the Amended and Restated Independence Contract Drilling, Inc. 2019 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).  The number of RSUs hereunder that are considered target RSUs shall be _____ (the “Target RSUs”).  Each RSU represents the opportunity to receive a cash payment equivalent to the fair market value of a share of Common Stock on the date of vesting based upon satisfaction of certain Free Cash Flow/TSR targets and the “Payout Multiplier” as defined in Exhibit A, subject to Exhibit C. The actual number of shares of Common Stock that may be issued pursuant to the terms of this Agreement will be between 0% and 201.25% of the number of Target RSUs (as defined in Exhibit A).
(b)To determine the number, if any, of RSUs that shall be deemed earned (“Earned RSUs”), the methodology on Exhibit A shall be followed, subject to Exhibit C.  For purposes of this Agreement, there shall be three performance periods:  (a) “Performance Period I” shall be deemed to begin on January 1, 202__ and end on December 31, 202__ (the “Performance Period 1 Determination Date”); (b) “Performance Period II” shall be deemed to begin on January 1, 202__ and end on December 31, 202__ (the “Performance Period II Determination Date”, and (c) “Performance Period III” shall be deemed to begin on January 1, 202__ and end on December 31, 202__ (the “Performance Period III Determination Date”).

For purposes of this Agreement, each of Performance Period I, Performance Period II and Performance Period III shall be considered a “Performance Period”, and each of Performance Period I Determination Date, Performance Period II Determination Date and Performance Period III Determination Date shall be considered a “Determination Date”.

It is understood that Earned RSU’s are also subject to a three-year time-based vesting requirement that begins on the Effective Date, as described in paragraph 3 below.

2.Definitions.  Exhibits A, B and C are incorporated into this Agreement by reference.  Unless otherwise provided, all capitalized terms used herein shall have the meanings set forth in

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the Plan, or as set forth in Exhibits A, B and C.  In the event of a conflict between the terms of the Plan and terms of this Agreement, the terms of the Plan shall control.
3.Vesting and Forfeiture.  Subject to Grantee’s continued employment with the Company or its affiliates (the “Company Group”), and subject further to Exhibits A, B and C, or any employment agreement between Grantee and a member of the Company Group, only RSUs that become Earned RSUs shall have the opportunity to vest, and Earned RSUs shall vest, if at all, at the end of the business day on the third anniversary of the Effective Date (the “Vesting Date”).  RSUs with respect to a Performance Period that fail to become Earned RSUs as of the respective Determination Date (as determined by the Committee) shall immediately and automatically be forfeited for no consideration.  Additionally, except to the extent a change of control or employment agreement between Grantee and a member of the Company Group provides otherwise, a failure of Grantee to continue his or her employment through the Vesting Date shall result in an immediate and automatic forfeiture of outstanding RSUs and Earned RSUs under this Agreement.
4.Purchase Price.  No consideration shall be payable by the Grantee to the Company for the RSUs.
5.Restrictions on RSUs and Settlement of Vested RSUs.
(a)No Dividend Equivalents are granted with respect to any RSUs.
(b)The Company shall settle vested Earned RSUs within 30 days of the date such Earned RSUs become vested in accordance with Section 3.  Vested Earned RSUs shall be settled in cash in amount equal to the Fair Market Value of the Common Stock on the Vesting Date for each vested Earned RSU.  Fractional shares shall be rounded downward. Notwithstanding the foregoing, in the event the stockholders of the Company vote to increase the number of shares authorized under the 2019 Plan to specifically settle RSU’s granted hereunder in shares of Common Stock, then vested Earned RSUs shall be settled in shares of Common Stock and entitle the Grantee to receive one share of Common Stock for each vested Earned RSUs. Notwithstanding the foregoing, if payment of such amount (when aggregated with any other payments related to stock appreciation rights exercised under the Plan), would jeopardize the ability of the Company to continue as a going concern, the Company may delay a portion of such payment until such time at which making such payment and any other payments owed in respect of cash settled FCF/ TSR awards granted on the date hereof to other Plan participants would no longer have such effect.
(c)Nothing in this Agreement or the Plan shall be construed to:
(i)give the Grantee any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;
(ii)give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any Affiliate; or

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(iii)confer upon the Grantee the right to continue in the employment or service of the Company or any Affiliate, or affect the right of the Company or any Affiliate to terminate the employment or service of the Grantee at any time or for any reason.
(d)The Grantee shall not have any voting rights with respect to the RSUs.
6.Independent Legal and Tax Advice.  Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding the grant, holding, vesting and settlement of the RSUs in accordance with this Agreement and any disposition of any such Awards or the shares of Common Stock issued with respect thereto.
7.Reorganization of Company.  The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue or bonds, debentures, preferred stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  Except as otherwise provided herein, in the event of a Corporate Change as defined in the Plan, Section 4.5 of the Plan shall be applicable.
8.Investment Representation.  Grantee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with any federal or state securities law.  Moreover, any stock certificate for any shares of stock issued to Grantee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion.  Grantee agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares of Stock hereunder to comply with any law, rule or regulation that applies to the shares subject to this Agreement.
9.No Guarantee of Employment.  This Agreement shall not confer upon Grantee any right to continued employment with the Company or any Affiliate thereof.
10.Withholding of Taxes.  The Company or an Affiliate shall be entitled to satisfy, pursuant to Section 16.3 of the Plan, any and all tax withholding requirements with respect to RSUs.
11.General.
(a)Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.
(b)Transferability of Award.  The rights of the Grantee pursuant to this Agreement are not transferable by Grantee.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Grantee or any permitted transferee thereof. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the RSUs, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.

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(c)Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.
(d)No Guarantee of Tax Consequences.  The Company and the Committee make no commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for compensation or benefits under this Agreement.  The Grantee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the granting, vesting and settlement of RSUs pursuant to the Plan and this Agreement and the disposition of any Common Stock acquired thereby.
(e)Section 409A.  The award of RSUs hereunder is intended to either comply with or be exempt from Section 409A, and the provisions of this Agreement shall be administered, interpreted and construed accordingly. If the award of RSUs is not exempt from Section 409A and the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, then notwithstanding the provisions of this Agreement, any transfer of shares or other compensation payable on account of Grantee’s separation from service that constitute deferred compensation under Section 409A shall take place on the earlier of (i) the first business day following the expiration of six months from the Grantee’s separation from service, or (ii) such earlier date as complies with the requirements of Section 409A. To the extent required under Section 409A, the Grantee shall be considered to have terminated employment with the Company or its affiliates (the “Company Group”) when the Grantee incurs a “separation from service” with respect to the Company Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.
(f)Severability.  In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included therein.
(g)Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the grant of the RSUs covered hereby.
(h)Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Delaware law.
(i)No Trust or Fund Created.  This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Grantee or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliates pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.
(j)Clawback Provisions.  Notwithstanding any other provisions in this Agreement or the Change of Control Agreement to the contrary, any incentive-based compensation, or any other compensation, payable pursuant to this Agreement or any other agreement or arrangement

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with the Company or an affiliate which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or an affiliate pursuant to such law, government regulation or stock exchange listing requirement).
(k)Restrictive Covenants.  Grantee agrees to the restrictive covenants contained in Exhibit D to this Agreement.
(l)Other Laws.  The Company retains the right to refuse to issue or transfer any Stock if it determines that the issuance or transfer of such shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.
(m)Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has hereunto executed this Agreement as of the date set forth above.

INDEPENDENCE CONTRACT DRILLING, INC.

By:
Name:J. Anthony Gallegos, Jr.
Title:Executive Vice President & Chief Financial Officer

Address for Notices:

Independence Contract Drilling, Inc.
20475 Hwy 249, Suite 300
Houston, Texas 77070
Attn: Chief Executive Officer

GRANTEE

Address for Notices:

Executive’s then current address shown in the Company’s records.

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Exhibit A

Methodology for Calculating Earned RSUs

1. Definitions. For purposes of determining the number of RSUs that are deemed to be Earned RSUs and the number of Earned RSUs that shall vest on the Vesting Date, the following definitions shall apply:

(a)Peer Group means the following eight companies to the extent such entities or their successors are in existence and publicly traded as of the Performance End Date:  _____.

(b)Total Shareholder Return or TSR means shall be defined and calculated as follows, where “Beginning Price” is (1) with respect to the Company or with respect to members of the Peer Group, the average closing price on the New York Stock Exchange (“NYSE”) for the last 20 NYSE trading days prior to and including the Effective Date, and “Ending Price” is the average closing price on the NYSE for the last 20 NYSE trading prior to and including the applicable Determination Date, in each case as applied to the applicable equity security:

TSR = (Ending Price – Beginning Price + cash dividends (if any) per share paid*)

Beginning Price

*

Stock dividends paid in securities rather than cash in which there is a distribution of less than 25 percent of the outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

To the extent a security of the Company or any member of the Peer Group is not listed or traded on the NYSE, “NYSE” as used above shall mean the principal national securities exchange or quotation service on which the security is listed or quoted.  TSR of the Company or of any member of the Peer Group shall be equitably adjusted, as determined by the Committee, to reflect any spin-off, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in the number of outstanding shares of common stock.

(c)Free Cash Flow during an applicable Performance Period means an amount equal to Adjusted EBITDA less Capital Expenditures.

(d)Adjusted EBITDA means net income plus/(minus) tax expense/(benefit), depreciation expense, interest expense, stock-based compensation and deferred compensation expense, (gain)/loss on sale of assets, non-cash impairments and other non-cash charges, and other expenses specifically approved by the Committee, in each case calculated in good faith by the Company based upon the Company’s audited financial statements for the applicable Performance Period.
(e)Capital Expenditures during an applicable Performance Period shall mean capital expenditures accrued and incurred in accordance with generally accepted accounting principles applied consistently by the Company less any Excluded Capital Expenditures and less

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proceeds from any disposition or disposal of equipment or assets whether by sale, trade or exchange.

(f)Excluded Capital Expenditures during an applicable Performance Period shall mean capital expenditures relating to reactivation or upgrade of a drilling rig not included or contemplated in the Annual Budget and which is approved by resolution of the Committee.  Excluded Capital Expenditures also shall include capital expenditures reimbursed by third parties such as third-party customers or insurers.

(g)Annual Budget for an applicable Performance Period shall mean the Annual Operating and Capital Budget of the fiscal year applicable to such Performance Period as approved by resolution of the Company’s Board of  Directors, which Annual Operating and Capital Budget shall specifically contain and reference a budgeted calculation of Free Cash Flow for such Performance Period.

(h)TSR Performance Period shall mean the period beginning on the Effective Date and ending on the three-year anniversary of the Effective Date.

2. Committee Methodology.  The RSUs and Target RSUs shall be trifurcated into three equal parts, with one-third being allocated to each Performance Period (to avoid partial shares, the portion of RSUs and Target RSUs allocated to a specific Performance Period shall be reduced to the nearest whole number, with the excess rolling forward into the next sequentially ordered Performance Period).  The Committee shall calculate the number of Earned RSU’s applicable to each Performance Period as soon as reasonably practicable following expiration of the applicable Performance Period and issuance of the Company’s audited financial statements for the applicable Performance Period, and in all events as soon as practicable in order to determine the number of Earned RSU’s existing on the Vesting Date.

Calculation of Earned RSUs

Subject to Exhibit C, for the applicable Performance Period, the Committee shall calculate the number of Earned RSUs for such Performance Period as follows:

i.	Performance Period I: Multiply the number of Target RSUs allocable to Performance Period I by the Multiplier in the FCF Chart below, with such answer being the Earned RSUs for the Performance Period I. To the extent the number of RSUs allocated to Performance Period I exceed the Earned RSU’s for Performance Period I, such excess RSUs shall be immediately and automatically forfeited.

ii.	Performance Period II: Multiply the number of Target RSUs allocable to Performance Period II by the FCF Multiplier in the chart below, with such answer being the Earned RSUs for the Performance Period II. To the extent the number of

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RSUs allocated to Performance Period II exceed the Earned RSU’s for Performance Period II, such excess RSUs shall be immediately and automatically forfeited.

iii.	Performance Period III: Multiply the number of Target RSUs allocable to Performance Period III by the Free Cash Flow Multiplier in the chart above, with such answer being the Earned RSUs for the Performance Period III. To the extent the number of RSUs allocated to Performance Period III exceed the Earned RSU’s for Performance Period III, such excess RSUs shall be immediately and automatically forfeited.

FREE CASH FLOW MULTIPLIER
BELOW ENTRY: Free Cash Flow below 80% of the applicable Annual Budget Free Cash Flow	ENTRY: Free Cash Flow equal to 80% of the applicable Annual Budget Free Cash Flow	TARGET: Free Cash Flow equal to the applicable Annual Budget Cash Flow	OA: Free Cash Flow equal or exceeding 120% of the applicable Annual Budget Free Cash Flow
FCF Multiplier = 0%	FCF Multiplier = 25%	FCF Multiplier = 100%	FCF Multiplier = 175%

If Free Cash Flow calculated during an applicable Performance Period falls between Entry, Target, or OA as set forth in the table below, the FCF Multiplier for such Performance Period shall be calculated based upon interpolation.

If any calculation with respect to the number of RSUs that are earned, and thus the number of shares of Common Stock to be issued hereunder or cash to be paid would result in a fractional share or dollar amount, the number of shares of Common Stock to be issued or dollar amount to be paid shall be rounded down to the nearest whole share.

Calculation of the TSR Multiplier

Subject to Exhibit C, for purposes of determining the number of vested Earned RSUs on the Vesting Date, the Committee shall:

(a)Calculate the Total Shareholder Return for the Company and each member of the Peer Group for the TSR Performance Period.

(b)Rank the Company and each member of the Peer Group based on Total Shareholder Return with the entity having the highest Total Shareholder Return ranking in the first position and the entity with the lowest Total Shareholder Return ranking in the ninth position.

(c)Determine the TSR Multiplier to be utilized in determining the number of Earned RSUs that vest based on the TSR Multiplier Schedule below:

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TSR Multiplier Schedule
F	Payout Multiplier
1	1.15
2	1.15
3	1.10
4	1.05
5	1.00
6	0.95
7	0.90
8	0.85
9	0.85

Determining the Number of Vested Earned RSUs

Subject to Exhibit C, the Committee shall calculate the number of Earned RSUs that vest by summing the total number of Earned RSUs applicable to Performance Period 1, Performance Period II and Performance Period III (the “Aggregate Earned RSUs”).

To determine the total number of Earned RSUs that vest on the Vesting Date, the Committee shall multiply the number of Aggregate Earned RSUs by the TSR Multiplier.   Any RSUs granted hereunder that do no vest shall be immediately forfeited.

3.Peer Group Changes.

If a member of the Peer Group declares bankruptcy or ceases to be publicly traded as a result of bankruptcy, it shall be deemed to remain in the Peer Group until the expiration of the Performance Period and shall occupy the lowest ranking in the Payout Schedule. If, as a result of a merger, acquisition or a similar corporate transaction, in which any member of the Peer Group ceases to be publicly traded, the Committee may in its sole discretion, revise the makeup of the Peer Group and calculate the resulting Total Shareholder Return for such affected member of the Peer Group, adjusting accordingly, the associated TSR Multipliers in a manner consistent with the methodologies contained herein.

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Exhibit B

Certain Definitions.

(1)	“Change of Control” shall mean:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (A) the then outstanding shares of common stock or membership interests of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or managers (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection A, the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any acquisition by the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (3) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (i) of this definition; or

(ii)    individuals, who, as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders or members, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for purpose of this subsection (ii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting

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Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, any Permitted Transaction (defined below) that would otherwise constitute a Change of Control under clause (i) or (iii) above as a result of any Permitted Holder(s) (defined below) or its or their Affiliate(s) (as defined in the Plan) acquiring such beneficial ownership interest in the outstanding voting securities of the Company or the surviving company with respect to a Corporate Transaction shall not be considered a Change of Control for purposes of this Agreement.

For purposes of the definition of Change of Control, a “Permitted Holder” shall mean any holder of the Company’s Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026 (the “Convertible Notes”) as of the Effective Date; and “Permitted Transaction” shall mean any transaction or series of transactions involving the repayment, refinancing, exchange, conversion, extension, or extinguishment of the Convertible Notes, or any combination thereof; provided however, a Permitted Transaction shall not include any Corporate Transaction in which either:  (i) the outstanding voting securities of the surviving entity in such Corporate Transaction are not registered under the Securities Act of 1934, as amended, immediately after giving effect to the Corporate Transaction; or (ii) the Permitted Holders and the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction do not beneficially own in the aggregate more than 50% of the outstanding voting securities of the corporation or surviving entity resulting from such Corporate Transaction.

(2)“Cause” shall mean Grantee’s:

(i)willful and continued failure to comply with the reasonable written directives of the Company for a period of thirty (30) days after written notice from the Company;

(ii)willful and persistent inattention to duties for a period of thirty (30) days after written notice from the Company, or the commission of acts within employment with the Company amounting to gross negligence or willful misconduct;

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(iii)misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company;

(iv)misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

(v)conviction of a felony involving moral turpitude;

(vi)willful failure to comply in any material respect with the terms of any employment agreement with the Company and such non-compliance continues uncured after thirty (30) days after written notice from the Company; or

(vii)chronic substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which Grantee fails to undertake treatment immediately after requested by the Company or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on Company premises or while performing Grantee’s duties and responsibilities.

For purposes of this definition, no act, or failure to act, by Grantee will be considered “willful” if done, or omitted to be done, by Grantee in good faith and in the reasonable belief that the act or omission was in the best interest of the Company or required by applicable law.    Any termination for Cause shall be communicated by Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific provisions in the definition of “cause” or “good reason” relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Grantee's employment under the provision so indicated and (iii) if the date of termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company to set forth in the notice of termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company from asserting such fact or circumstance in enforcing the Grantee's or the Company's rights hereunder.

(3) “Good Reason” shall mean without the express written consent of Grantee, the occurrence of any of the following:

(i)any action or inaction that constitutes a material breach by the Company of this Agreement and such action or inaction continues uncured after thirty (30) days following written notice from the Grantee;

(ii)a change in the geographic location at which Grantee must perform services to a location more than fifty (50) miles from the location at which Grantee normally performs such services as of the date of the occurrence of the Change of Control; or (iii) a reduction in Grantee’s annual salary or total cash compensation levels in effect immediately prior to the occurrence of the Change of Control or failure of Grantee to participate in the

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long-term incentive programs of the ultimate parent company following such Change of Control; or

(iii) any action or inaction by the Company that would constitute good reason as expressly defined under the employment agreement, if any, between Company and Grantee in effect on Effective Date hereof.

Notwithstanding anything herein to the contrary, the interim assignment of Grantee’s position, authority, duties, or responsibilities to any person while Grantee is absent from his duties during any period of disability shall not constitute a Good Reason for Grantee to terminate his employment with the Company.  In addition, the Grantee’s termination of employment shall not constitute Good Reason unless Grantee notifies the Company of the condition or event constituting Good Reason within ninety days (90) days of the condition’s occurrence (unless unknown to Grantee) and the Company fails to cure the conditions, to the extent curable, specified in the notice within thirty (30) days following such notification. Any termination of employment by the Grantee for Good Reason shall be communicated by a Notice of Termination.

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Exhibit C

Change of Control

If prior to the Vesting Date, a Change of Control occurs, and the Grantee has remained continuously employed by the Company Group from the Effective Date to the date of such Change of Control, then, notwithstanding any other provision of this Agreement to the contrary, the following shall apply with respect to the number of RSUs that vest on the date of the Change of Control.

a.If the Change of Control occurs prior to the Performance Period I Determination Date, all Target RSUs (to the extent not previously forfeited) in all Performance Periods shall be deemed vested as of the date of the Change of Control.  Any unvested RSUs shall be deemed immediately forfeited.
b.If the Change of Control occurs prior to the Performance Period II Determination Date, all Earned RSUs (to the extent not previously forfeited)  subject to Performance Period I as well as all Target RSUs subject to Performance Period II (to the extent not previously forfeited) and all Target RSUs subject to Performance Period III (to the extent not previously forfeited) shall be deemed vested as of the date of the Change of Control. Any unvested RSUs shall be deemed immediately forfeited.
c.If the Change of Control occurs after the Performance Period II Determination Date all Earned RSUs subject to Performance Period I (to the extent not previously forfeited) and Performance Period II (to the extent not previously forfeited) and all Target RSUs subject to Performance Period III (to the extent not previously forfeited) shall be deemed vested as of the date of the Change of Control.  Any unvested RSUs shall be deemed immediately forfeited.

Termination without Cause or for Good Reason.

Notwithstanding any other provision of this Agreement to the contrary, if, Company Group terminates Grantee’s employment with the Company Group without “Cause” or Grantee terminates employment with the Company for “Good Reason”, the following shall apply with respect to the number of RSUs that vest on the date of such termination of employment (the “Termination Date”).

a.	If the Termination Date occurs prior to the Performance Period I Determination Date, all Target RSUs (to the extent not previously forfeited) in all Performance Periods shall be deemed vested as of the Termination Date. Any unvested RSUs shall be deemed immediately forfeited.
b.	If the Termination Date occurs prior to the Performance Period II Determination Date, all Earned RSUs (to the extent not previously forfeited) subject to Performance Period I as well as all Target RSUs subject to Performance Period II (to the extent not previously forfeited) and all Target RSUs subject to Performance Period III (to the extent not previously forfeited) shall be deemed vested as of the

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date of the Termination Date. Any unvested RSUs shall be deemed immediately forfeited.
c.	If the Termination Date occurs after the Performance Period II Determination Date, all Earned RSUs subject to Performance Period I (to the extent not previously forfeited) and Performance Period II (to the extent not previously forfeited) and all Target RSUs subject to Performance Period III (to the extent not previously forfeited) shall be deemed vested. Any unvested RSUs shall be deemed immediately forfeited.

For purposes of this Agreement, “Cause” and “Good Reason” shall have the meaning assigned to in Exhibit B to this Agreement.

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Exhibit D

Restrictive Covenants

In consideration for the grant of RSU’s hereunder, which are expected to vest during Grantee’s employment with the Company Group over the vesting period, as well as the protection of the Company Group’s goodwill and Confidential Information, Grantee agrees to the following:

(a)Certain Definitions. For purposes of this Exhibit D, the following terms shall have the following meanings:
(i)“Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company Group, that is not generally known to persons engaged in a business similar to that conducted by the Company Group, whether produced by the Company Group or any of its consultants, agents or independent contractors or by Grantee, and whether or not marked confidential.   Confidential information does not include information that (1) at the time of disclosure is, or thereafter becomes, generally available to the public, (2) prior to or at the time of disclosure was already in the possession of Grantee, (3) is obtained by Grantee from a third party not in violation of any contractual, legal or fiduciary obligation to the Company Group with respect to that information or (3) is independently developed by Grantee, but not including the confidential information provided by the Company Group.

(ii)“Restricted Business” means the oil and natural gas land contract drilling business conducted in Texas or its contiguous states.
(b)Nondisclosure of Confidential Information.  Grantee shall hold in a fiduciary capacity for the benefit of the Company Group all Confidential Information which shall have been obtained by Grantee during Grantee’s employment and shall not use such Confidential Information other than within the scope of Grantee’s employment with and for the exclusive benefit of the Company Group.  Following any termination of employment with the Company Group, Grantee agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company Group) any such Confidential Information, except (A) upon the prior written authorization of the Company Group, (B) as may be required by law or legal process, (C) as reasonably necessary in connection with the enforcement of any right or remedy related to this Agreement, or (D) unless no longer Confidential Information, and (ii) to deliver promptly to the Company Group any Confidential Information in Grantee’s possession, including any duplicates thereof and any notes or other records Grantee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Grantee to disclose or otherwise make available any Confidential Information then Grantee shall, to the extent practicable, give the Company prior written notice of such required disclosure and an opportunity

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to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
(c)Limited Covenant Not to Compete.  In the event Grantee’s employment is terminated by Grantee for any reason or by the Company Group for any reason other than Cause or Grantee terminates employment from the Company Group for any reason other than Good Reason, Grantee agrees that during the period beginning on the date of such termination and ending on the twelve (12) month anniversary of the date of such termination:
(i)Grantee shall not, directly or indirectly, for himself or others, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, in the United States in the Restricted Business; provided, however, that the restrictions contained herein shall not restrict (A) the acquisition by Grantee of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or (B) Grantee from being employed by an entity in which the majority of such entity’s revenues on a consolidated basis determined in accordance with generally accepted accounting principles are from activities and businesses that do not constitute a Restricted Business and provided that Grantee is only employed by and engaged with divisions and units of such entity that are not engaged in the Restricted Business; and
(ii)Grantee shall not, directly or indirectly (A) solicit any individual, who, at the time of time of such solicitation is an employee of the Company Group, to leave such employment or hire, employ or otherwise engage any such individual (other than employees of the Company Group who respond to general advertisements for employment in newspapers or other periodicals of general circulation (including trade journals)), or (B) cause, induce or encourage any material actual or prospective client, customer, supplier, landlord, lessor or licensor of the Company Group to terminate or modify any such actual or prospective contractual relationship that exists on the date of termination of employment.

For purposes of clarity, it is understood that the provisions of this paragraph (c) are not applicable if Grantee’s employment with the Company Group is terminated by the Company Group without Cause or Grantee terminates employment with the Company Group for Good Reason.

In addition, it is understood that the provisions of this paragraph C shall terminate in all respects on the fourth anniversary of the date of the Agreement to which this Exhibit D is a part.

(d)Injunctive Relief; Remedies.  The covenants and undertakings contained in this Exhibit D relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Exhibit D will cause irreparable injury to the Company Group, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Exhibit D may be inadequate.  Therefore, notwithstanding anything to the contrary, the Company will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of

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any breach of any provision of this Exhibit C without the necessity of proving actual damages or posting any bond whatsoever.  The rights and remedies provided by this Exhibit D are cumulative and in addition to any other rights and remedies which the Company Group may have hereunder or at law or in equity.  The parties hereto further agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a time period, a specified business limitation or any other relevant feature of this Exhibit D is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
(e)Governing Law of this Exhibit D; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Exhibit D, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state of Texas, without regard to conflict of law provisions thereof, and, with respect to each such dispute, the Company and Grantee each hereby irrevocably consent to the exclusive jurisdiction of the State of Texas for resolution of such dispute, and further agree that service of process may be made upon Grantee in any legal proceeding relating to this Exhibit D by any means allowed under the laws of such state.
(f)Grantee’s Understanding of this Section.  Grantee hereby represents to the Company that Grantee has read and understands, and agrees to be bound by, the terms of this Exhibit D. Grantee acknowledges that the geographic scope and duration of the covenants contained in Exhibit D are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Grantee and the length of time it would take the Company Group to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company Group, (iii) Grantee’s level of control over and contact with the Company Group’s business and operations in all jurisdictions where they are located, and (iv) the fact that the Restricted Business is potentially conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Exhibit D invalid or unenforceable.

* * * * *

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